UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2012

RESOLUTE FOREST PRODUCTS INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

As previously disclosed, in December 2010, Resolute Forest Products Inc. (the “Company”) and its affiliates emerged from creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), as applicable, which we refer to collectively as the “creditor protection proceedings”.

On September 21, 2012, in connection with the creditor protection proceedings, a U.S. subsidiary of the Company, Resolute FP US Inc. (f/k/a “AbiBow US Inc.” and “Bowater Incorporated”) (“Bowater”), entered into a settlement agreement (the “Settlement Agreement”) by and among Bowater, Green Hunt Wedlake Inc. (the “BCFC Trustee”), as trustee of the estate of Bowater Canada Finance Corporation (“BCFC”), Wilmington Trust Company, as the successor indenture trustee with respect to the 7.95% notes due November 15, 2011(the “7.95% Notes”) issued by BCFC (the “Indenture Trustee”), and Avidity Partners, LLC, the Post-Effective Date Claims Agent under the confirmed chapter 11 plan of reorganization (the “Chapter 11 Plan”). The Settlement Agreement resolves certain claims (the “Settled Claims”) against Bowater and allows two general unsecured claims in class 6S of the Chapter 11 Plan: a $305,000,000 claim in favor of the BCFC Trustee in respect of all claims totaling in excess of $755,600,000 asserted against Bowater under Section 135 of the Companies Act (Nova Scotia) (collectively, the “Wind-up Claim”), and a $619,875,000 claim in favor of the Indenture Trustee in respect of all claims asserted against Bowater arising under its guaranty of the 7.95% Notes (the “Guarantee Claim”). The Settlement Agreement effectively obligates the Company to make a distribution of approximately 4.5 million shares of its common stock, par value $0.001 per share (the “Common Stock”), from the disputed claims share reserve established under the Chapter 11 Plan at emergence from the creditors protection proceedings to the BCFC Trustee within two business days of the order approving the Settlement Agreement becoming final. There is no distribution required on account of the Guarantee Claim because the Company previously, in connection with emergence, made an initial distribution of 9,264,120 shares of Common Stock to the Indenture Trustee, which the Settlement Agreement deems to have been made in respect of the Guarantee Claim. The Settlement Agreement also requires the Company to make a subsequent distribution on the later of (a) November 1, 2012, or (b) two business days after the order approving the Settlement Agreement becomes a final order. The Company expects such subsequent additional distribution will consist of approximately 7.4 million shares of Common Stock to holders of allowed class 6S claims (including to holders of the Settled Claims) who are entitled to distributions under the Chapter 11 Plan, which amount includes approximately 6.6 million shares released from the disputed claims reserve on account of the Settlement Agreement. The initial and subsequent distributions will not affect the total number of issued and outstanding of shares of the Company.

The Settlement Agreement contains certain conditions precedent, which may be waived, and remains subject to approval by the United States Bankruptcy Court for the District of Delaware. Giving effect to the Settlement Agreement as well as certain other pending settlements, approximately $2.742 billion of class 6S claims will be allowed claims against Bowater and approximately $90 million of class 6S claims will remain disputed, on account of which approximately 1.6 million shares of Common Stock will remain in the Bowater class 6S disputed claims reserve.

Forward-Looking Statements

Statements in this current report that are not reported financial results or other historical information of the Company are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements related to the approval of the Settlement Agreement by the relevant court, timing and amount of the expected distributions of shares of Common Stock to creditors and expected amounts of claims and shares of reserved Common Stock remaining after the Settlement Agreement. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on the Company’s business or shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of legal and business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the timing or amounts of distributions discussed in this current report to differ materially from those expressed or implied herein include, but are not limited to, (i) the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the United States Securities and Exchange Commission and Resolute’s other filings with the Canadian securities regulatory authorities, (ii) risks and uncertainties related to the approval of the Settlement Agreement by the relevant court and (iii) other risks and uncertainties regarding the resolution of the various outstanding and disputed claims under the creditor protection proceedings.

All forward-looking statements in this current report are expressly qualified by the cautionary statements contained or referred to above and in the Company’s other filings with the SEC and the Canadian securities regulatory authorities. The Company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President and Chief Legal Officer

Dated: September 21, 2012